Exhibit 99.1

Seattle Genetics Receives Special Protocol Assessment for SGN-35

Pivotal Trial in Hodgkin Lymphoma

—Initiation of clinical trials for Hodgkin lymphoma and ALCL planned in first quarter of 2009—

Bothell, WA – January 21, 2009 – Seattle Genetics, Inc. (Nasdaq: SGEN) today announced that it has reached agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA) for a pivotal trial of SGN-35, an antibody-drug conjugate (ADC), for patients with relapsed or refractory Hodgkin lymphoma. The SPA provides an agreement between the FDA and Seattle Genetics regarding the design, including size and clinical endpoints, of the pivotal trial to support an efficacy claim in a New Drug Application (NDA).

The single-arm pivotal trial will assess efficacy and safety of single-agent SGN-35 in 100 patients with relapsed or refractory Hodgkin lymphoma who previously received autologous stem cell transplant. Patients will receive 1.8 milligrams per kilogram (mg/kg) of SGN-35 every three weeks. The primary endpoint of the trial will be objective response rate assessed by an independent radiographic facility. Secondary endpoints include duration of response, progression-free survival, overall survival and tolerability. The company plans to enroll patients at more than 30 sites in the U.S., Canada and Europe.

“Reaching this agreement with the FDA on an SPA for Hodgkin lymphoma is an important part of our regulatory strategy for SGN-35 and positions us to initiate the pivotal trial in the first quarter of 2009. Our goal is to submit an NDA in 2011 under the accelerated approval regulations,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “The data thus far from both of our phase I trials of SGN-35 have exceeded our expectations, including multiple complete and partial responses at well-tolerated doses, suggesting that this agent may address a substantial unmet medical need in patients with relapsed or refractory Hodgkin lymphoma.”

Seattle Genetics also plans to conduct a phase II study of single-agent SGN-35 in approximately 50 patients with relapsed or refractory systemic anaplastic large cell lymphoma (ALCL), which is also expected to begin in the first quarter of 2009.

“Based on recent discussions with the FDA, we believe that the most efficient path forward for SGN-35 in ALCL is to forgo an SPA and conduct a phase II trial designed to further define the response rate and tolerability profile in this patient population,” added Dr. Siegall. “To date, five of six ALCL patients treated in our phase I trials of SGN-35 have achieved complete responses, indicating that SGN-35 has strong therapeutic potential in this setting. We plan to advance the ALCL study in parallel with our pivotal trial in Hodgkin lymphoma.”

Data from a phase I dose-escalation clinical trial of SGN-35 were presented in December 2008 at the American Society of Hematology annual meeting. Among 28 evaluable patients with relapsed or refractory Hodgkin lymphoma or ALCL treated at doses of 1.2 mg/kg and higher administered every three weeks, 54 percent achieved an objective response, including 32 percent with complete responses. Furthermore, 93 percent of these patients achieved tumor reductions and median progression-free survival was greater than six months. SGN-35 was generally well tolerated. The majority of adverse events were Grade 1 and 2, with the most common being fatigue, fever, diarrhea and nausea. The company is also continuing dose escalation in an ongoing phase I clinical trial of SGN-35 administered on a weekly basis, and expects to report data from this study during 2009.

About SGN-35

SGN-35 is an ADC comprising an anti-CD30 antibody attached by an enzyme cleavable linker to a potent, synthetic drug payload, monomethyl auristatin E (MMAE), using Seattle Genetics’ proprietary technology. The ADC is designed to be stable in the bloodstream, but to release MMAE upon internalization into CD30-expressing tumor cells, resulting in a targeted cell-killing effect.

About Hodgkin Lymphoma

Lymphoma is a general term for a group of cancers that originate in the lymphatic system. There are two major categories of lymphoma: Hodgkin lymphoma and non-Hodgkin lymphoma. Hodgkin lymphoma is distinguished from other types of lymphoma by the presence of one characteristic type of cell, known as the Reed-Sternberg cell. A defining attribute of the Reed-Sternberg cell is its expression of the CD30 antigen. Based on market research, Seattle Genetics believes that there are several thousand newly relapsed or refractory lymphoma patients in the United States each year who would be eligible for treatment with SGN-35, and that the U.S. prevalence population of these patients is approximately 10,000 individuals.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company is planning to initiate a pivotal trial of its lead product candidate, SGN-35, in the first quarter of 2009 under a SPA with the FDA. SGN-35 is empowered by Seattle Genetics’ proprietary antibody-drug conjugate (ADC) technology comprising highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. In addition, Seattle Genetics has three other product candidates in ongoing clinical trials: dacetuzumab (SGN-40), lintuzumab (SGN-33) and SGN-70. Dacetuzumab is being developed under a worldwide collaboration with Genentech. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics, Daiichi Sankyo and MedImmune, a subsidiary of AstraZeneca, as well as an ADC co-development agreement with Agensys, a subsidiary of Astellas Pharma. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the potential therapeutic benefit, regulatory pathway, timelines and market potential of SGN-35. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, among others: that the company may experience delays in the initiation and/or completion of the clinical trials of SGN-35 in Hodgkin lymphoma and ALCL, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that the clinical trials, including the pivotal clinical trial for relapsed or refractory Hodgkin lymphoma, may not demonstrate that SGN-35 is both safe and effective; that data from our phase I clinical trials of SGN-35 may not necessarily be indicative of the subsequent clinical trial results, including our potential pivotal clinical trial results; and that the safety and/or efficacy results of these trials, including the SGN-35 pivotal clinical trial for relapsed or refractory Hodgkin lymphoma, will not support an application for marketing approval in the United States or any other country. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Peggy Pinkston, Corporate Communications

425-527-4160

ppinkston@seagen.com